Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:contact@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 (Registration No. 333-280248) under the Securities Act of 1933 of our report dated March 31, 2025, with respect to the consolidated statements of financial position of Unitrend Entertainment Group Limited and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2024 the related consolidated statements of profit or loss, comprehensive income(loss), changes in (deficit)equity and cash flows for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

March 31, 2025